Fiscal 2014 4th Quarter and Full Year Earnings Call September 9, 2014 Exhibit 99.2

Growing Rapidly in Response to Customer Demand
Increasing R&D Investment
•
Revenue was $14.7MM, an increase of $12MM compared to the prior year
•
Deferred revenue increased to $13.3MM
•
Cash receipts was $23.7MM, an increase of $22.5MM compared to the prior year
•
Net operating cash flow loss was narrowed by 20% compared to the prior year
•
Over half of total annual operating expenses was invested in R&D
Fiscal Year 2014 Financial Highlights
Increasing Revenue, Deferred Revenue and Cash Receipts
$-
$5.00
$10.00
$15.00
$20.00
$25.00
FY 2012 FY 2013 FY 2014
Revenue Deferred Revenue Cash Receipts from Customers
30%
35%
40%
45%
50%
55%
FY 2012 FY 2013 FY 2014
R&D SG&A

Execution on Existing Agreements and Programs
A Dozen Active Customer Programs
Accelerating Production Capabilities
•
A dozen active programs as of June 30, 2014
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Programs span across all six product platforms
•
Additional programs continue to commence
•
A multitude of pharma & biotech customers
Strengthening our High-Caliber Team
•
Brought forward $16MM in cap-ex, R&D and
facilities investments into Q4FY14 to support
customer demand
•
Ramp program for Unifill contracts accelerated
•
Increased production capacity for wearable
injectors earlier than originally anticipated
•
Directing R&D to specific unmet or emerging
market needs of current and future customers
•
Upfront R&D investment a leading indicator of
future agreements and customer relationships
•
Unilife team now more than 210 strong
•
Deep scientific knowledge and expertise
•
80% of staff in product development, customer
programs and manufacturing
Customer-Centric R&D Investment

Results for the 4
th
Quarter and Full Fiscal Year 2014
4Q 2014 4Q 2013 FY 2014 FY 2013
Revenue $    6.5M $    0.7M $     14.7M $     2.7M
Research & development $    11.9M $    6.5M $   34.1M $   21.7M
Selling, general & administrative $    8.0M $    10.3M $   27.9M $   32.4M
Net loss $  15.3M $  22.0M $   57.9M $   63.2M
Net loss per share – diluted $   0.15 $   0.25 $    0.59 $    0.78
Adjusted net loss $  11.7M $  9.9M $   38.8M $   38.0M
Adjusted net loss per share - diluted $   0.12 $   0.11 $    0.40 $    0.47

Commercial Expectations
•
•
•
•
•
Upcoming Milestones for Fiscal Year 2015
Financial Expectations
Commenced commercial sale of Unifill syringes
Commercial sale of additional Unifill product
configurations to commence mid-fiscal year
Initial product sales from some other platforms
Receipt of upfront and milestone-based payments
from new and existing customers
Signing of additional long-term supply agreements
from new and existing customers
•
Significant growth in revenue
compared to fiscal year 2014
•
Moderation of R&D investment and a
flattening of SG&A
•
Controlled increase in capital expenditure

Questions